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EXHIBIT (a)(1)(E)

OFFER TO PURCHASE FOR CASH
BY
PRESSURE BIOSCIENCES, INC.

UP TO 5,500,000 SHARES OF COMMON STOCK
(INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
AT A PURCHASE PRICE OF $3.50 PER SHARE

The Offer and your right to withdraw your shares will expire at 10:00 a.m., Eastern Standard Time, on January 26, 2005 (the "Expiration Date"), unless the Offer is extended. Pressure BioSciences, may extend the offer period at any time.

December 27, 2004

To our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated December 27, 2004 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Pressure BioSciences, Inc., a Massachusetts corporation formerly known as Boston Biomedica, Inc. (the "Company"), to purchase up to 5,500,000 shares of its common stock, par value $0.01 per share (the "Shares"), at a purchase price of $3.50 per Share (the "Purchase Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. All Shares acquired in the Offer will be acquired at the same Purchase Price. If more than 5,500,000 Shares are properly tendered and not properly withdrawn, the Company will first purchase all of the Shares held by stockholders holding less than 100 Shares and will then purchase the remaining Shares on a pro rata basis.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions described in the Offer to Purchase and in the related Letter of Transmittal. Only Shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer. However, because of the priority to stockholders holding less than 100 Shares, proration and conditional tender provisions described in the Offer, all of the Shares tendered may not be purchased. Shares not purchased in the Offer will be returned promptly following the Expiration Date.

        We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.

        Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

        We call your attention to the following:

  1.
  You may tender Shares at a price of $3.50 per Share as indicated in the attached Instruction Form, net to you in cash, without interest.

  2.
  You should consult with your broker regarding the possibility of designating the priority in which your Shares will be purchased in the event of proration.

  3.
  The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

  4.
  The Offer, proration period and withdrawal rights will expire at 10:00 a.m., Eastern Standard Time, on January 26, 2005, unless the Company extends the Offer.

  5.
  The Offer is for 5,500,000 Shares, constituting approximately 80.0% of the Shares outstanding as of December 15, 2004. As of that date, there were also currently exercisable stock options to purchase 1,054,842 Shares of common stock.

  6.
  Tendering stockholders who are registered holders will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Pressure BioSciences' purchase of Shares pursuant to the Offer. If you hold Shares through a broker or bank, however, you should ask us to see if you will be charged a fee by us to tender your Shares.

  7.
  If you own beneficially or of record, an aggregate of fewer than 100 Shares, and you instruct us to tender on your behalf all such Shares before the Expiration Date and check the box captioned "Odd Lot Holders" in the attached Instruction Form, Pressure BioSciences, upon the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered.

  8.
  If you wish to condition your tender upon the purchase of all Shares tendered or upon Pressure BioSciences' purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. Pressure BioSciences' purchase of Shares from all tenders which are so conditioned will be determined by lot. To elect such a condition complete the section below captioned "Conditional Tender." Such conditional tender is not available to Odd Lot Holders.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

        YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 10:00 A.M., EASTERN STANDARD TIME, ON JANUARY 26, 2005, UNLESS PRESSURE BIOSCIENCES EXTENDS THE OFFER.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

2

INSTRUCTION FORM

INSTRUCTIONS FOR TENDER OF SHARES OF PRESSURE BIOSCIENCES, INC.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 27, 2004, and the related Letter of Transmittal in connection with the offer by Pressure BioSciences, Inc., a Massachusetts corporation, to purchase up to 5,500,000 shares of its common stock, par value $0.01 per share (the "Shares"), at a purchase price of $3.50 per Share (the "Purchase Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        This will instruct us to tender to Pressure BioSciences, on your behalf, the number of Shares indicated below (or if no number is indicated below, all Shares) which are beneficially owned by you but registered in our name or in the name of our nominee, upon the terms and subject to the conditions of the Offer.

Number of Shares to be tendered:                    Shares. (Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.)

Odd Lot Holders
(See Instruction 7 to the Letter of Transmittal)

Complete this section ONLY if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 Shares and are tendering all of your or such person's Shares.

You either (CHECK ONE BOX):

☐
are the beneficial or record owner of an aggregate of fewer than 100 Shares, all of which are being tendered; or

☐
are a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all of the Shares owned by such person.

Odd Lot Holders cannot conditionally tender.

Conditional Tender
(See Instruction 13 to the Letter of Transmittal)

You may condition your tender of Shares on Pressure BioSciences purchasing a specified minimum number of your tendered Shares, as described in Section 9 of the Offer to Purchase. Unless the minimum number of Shares you indicate below is purchased by Pressure BioSciences in the Offer, none of the Shares you tendered will be purchased. It is your responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of Shares specified, your tender will be deemed unconditional.

☐
The minimum number of Shares that must be purchased, if any are purchased, is:                    Shares.

If because of proration, the minimum number of Shares that you designated above will not be purchased, Pressure BioSciences may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your Shares and checked this box:

☐
The tendered Shares represent all shares held by me.

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        The method of delivery of this document is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

Signature(s):

Print Name(s):

Address(es):

Area Code/Phone Number:

Dated:

Taxpayer Identification or Social Security Number:

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OFFER TO PURCHASE FOR CASH BY PRESSURE BIOSCIENCES, INC. UP TO 5,500,000 SHARES OF COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS) AT A PURCHASE PRICE OF $3.50 PER SHARE